Exhibit 99.1

Risks Related to Our Business

For risks related to our business, please see the risks described in our most recent Annual Report on Form 10-K, as amended, and in our other periodic reports filed with the SEC and incorporated by reference herein, as well as other information and data set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. The following is an updated version of a risk factor relating to our business:

If we do not receive sufficient capital to substantially repay our indebtedness, our indebtedness may have a material adverse effect on our business, our financial condition and results of operations and our ability to secure additional financing in the future, and we may not be able to raise sufficient funds to repay our indebtedness.

As of September 30, 2021, the Company’s capital structure includes debt and debt-like obligations consisting of the following gross principal amounts:

●	approximately $9.6 million of net indebtedness to Development Finance Authority of Summit County, Ohio, representing tax-increment financing proceeds;

●	approximately $3.6 million of indebtedness outstanding pursuant to a 7.00% Series A Cumulative Redeemable Preferred Stock;

●	approximately $3.0 million drawn on a loan facility of up to $3.0 million with New Market Project, Inc., the proceeds of which are to be used for the development of the McKinley Grand Hotel;

●	approximately $3.5 million drawn on a loan facility of up to $3.5 million with the City of Canton, Ohio;

●	approximately $6.5 million in financing from Constellation through its Efficiency Made Easy (“EME”) program;

●	approximately $4.7 million in financing from Constellation through its Efficiency Made Easy (“EME 2”) program;

●	approximately $7.0 million of indebtedness outstanding pursuant to a promissory note, by HOF Village in favor of JKP Financial, LLC;

●	approximately $15.3 million of net indebtedness outstanding pursuant to a construction loan agreement with Erie Bank, the proceeds of which are to be used for the development of the McKinley Grand Hotel;

●	approximately $23.5 million of net indebtedness representing Convertible PIPE Notes with Magnetar Financial, LLC;

●	approximately $2.7 million of net indebtedness representing a cooperating agreement with DFA Summit, the City of Canton, Ohio, the Canton Regional Special Improvement District, Inc. and the U.S. Bank National Association for the construction of the Series 2020C Project; and

●	approximately $20.0 million of net indebtedness outstanding pursuant to a promissory note in favor of Aquarian Credit Funding, LLC.

If we do not have sufficient funds to repay our debt at maturity, our indebtedness could subject us to many risks that, if realized, would adversely affect us, including the following:

●	our cash flows from operations would be insufficient to make required payments of principal and interest on the debt, and a failure to pay would likely result in acceleration of such debt and could result in cross accelerations or cross defaults on other debt;

●	our debt may increase our vulnerability to adverse economic and industry conditions;

●	to the extent that we generate and use any cash flow from operations to make payments on our debt, it will reduce our funds available for operations, development, capital expenditures and future investment opportunities or other purposes;

●	debt covenants limit our ability to borrow additional amounts, including for working capital, capital expenditures, debt service requirements, executing our development plan and other purposes;

●	restrictive debt covenants may limit our flexibility in operating our business, including limitations on our ability to make certain investments; incur additional indebtedness; create certain liens; incur obligations that restrict the ability of our subsidiaries to make payments to us; consolidate, merge or transfer all or substantially all of our assets; or enter into transactions with affiliates;

●	to the extent that our indebtedness bears interest at a variable rate, we are exposed to the risk of increased interest rates;

●	debt covenants may limit our subsidiaries’ ability to make distributions to us;

●	causing an event of default under the Term Loan if it is not repaid in full at maturity; and

●	if any debt is refinanced, the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt or equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in a higher interest rate on such refinancing, increases in interest expense could adversely affect our cash flows and results of operations. If we are unable to refinance our debt on acceptable terms or at all, we may be forced to dispose of uncollateralized assets on disadvantageous terms, postpone investments in the development of our properties or the Hall of Fame Village powered by Johnson Controls or default on our debt. In addition, to the extent we cannot meet any future debt service obligations, we will risk losing some or all of our assets that are pledged to secure such obligations.